Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Enova Systems, Inc.
Torrance, CA
We hereby consent to the incorporation by reference into previously filed Registration Statements on Form S-3 (file No. 333-164084) and Form S-8 (File No. 333-95701, 333-125284, 333-143006), which pertain to the 1996 Stock Option Plan and 2006 Equity Compensation Plan, of Enova Systems, Inc., of our report dated March 26, 2010 relating to the balance sheets as of December 31, 2009 and 2008 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, which appear in this annual report on Form 10-K.
/s/ PMB Helin Donovan, LLP
PMB Helin Donovan, LLP
Irvine, California
March 26, 2010